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Exhibit 23.1

Consent of Independent Auditors

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 500,000 shares of common stock under the EPIX Medical, Inc. Amended and Restated 1992 Equity Incentive Plan, 100,000 shares of common stock under the EPIX Medical, Inc. Amended and Restated 1996 Director Stock Option Plan and 50,000 shares of common stock under the EPIX Medical, Inc. Amended and Restated 1996 Employee Stock Purchase Plan of our report dated February 12, 2003, with respect to the financial statements of EPIX Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
October 22, 2003

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  Exhibit 23.1
Consent of Independent Auditors